Exhibit 99.1

Portola Pharmaceuticals Reports Fourth Quarter and Year-End

2016 Financial Results and Provides Corporate Update

—Conference Call Today at 4:30 p.m. ET—

South San Francisco, Calif. (February 28, 2017) – Portola Pharmaceuticals, Inc.® (NASDAQ: PTLA) today provided a corporate update and reported its financial results for the fourth quarter and year ended December 31, 2016.

“We are working towards gaining approval of both betrixaban, our investigational oral Factor Xa inhibitor, and andexanet alfa, our investigational antidote for oral Factor Xa inhibitors, in the United States and Europe over the next year,” said Bill Lis, chief executive officer of Portola. “Each has the potential to become the first product approved for their respective indications and both are highly anticipated by the medical community. We are confident in the robust clinical data for both products, and are focused on addressing the regulatory risks that remain.”

Recent Achievements, Upcoming Events and Milestones

Betrixaban – an oral Factor Xa inhibitor anticoagulant in development for extended prophylaxis of venous thromboembolism (VTE) in acute medically ill patients with risk factors for VTE; designated Fast Track status by the U.S. Food and Drug Administration (FDA)

•	The FDA accepted the New Drug Application (NDA), granted priority review, and established a Prescription Drug User Fee Act (PDUFA) action date of June 24, 2017

•	FDA informed Portola at the mid-cycle review that it does not plan to schedule an Advisory Committee meeting to discuss the NDA

•	The European Medicines Agency (EMA) validated the Marketing Authorization Application (MAA) under a standard 210-day review period; the Committee for Medicinal Products for Human Use (CHMP) opinion is expected by the end of the year

AndexXa™ (andexanet alfa) – a Factor Xa inhibitor antidote in development for patients treated with a Factor Xa inhibitor when reversal of anticoagulation is needed due to life-threatening or uncontrolled bleeding; designated a Breakthrough Therapy and an Orphan Drug by the FDA

•	Expanded the existing agreement with Daiichi Sankyo; Portola received a $15 million upfront payment and is eligible to receive up to an additional $10 million upon meeting certain milestones; upon AndexXa’s approval, Daiichi will be eligible to receive a capped royalty

•	Resubmission of the Biologics License Application (BLA) is anticipated in the second quarter of 2017

•	Continued to enroll patients in the ongoing Phase 3b/4 ANNEXA®-4 Study in patients with acute major bleeding; the Data and Safety Monitoring Board (DSMB) successfully completed its third review

Cerdulatinib – an oral, dual Syk/JAK inhibitor in development to treat resistant or relapsed hematologic cancer patients

•	Continued to enroll patients in a Phase 2a study evaluating the safety and efficacy of cerdulatinib in patients with relapsed/refractory B-cell malignancies who have failed multiple therapies

•	Entered into an exclusive worldwide licensing agreement with Dermavant Sciences for the development and commercialization of cerdulatinib in topical applications beyond oncology; Portola retains full rights to all non-topical formulations of cerdulatinib, including oral formulations

Corporate

•	Entered into a $50 million loan agreement with Bristol-Myers Squibb Company and Pfizer Inc. for continued development and clinical studies of andexanet alfa

•	Entered into a $150 million royalty agreement in the first quarter of 2017 with HealthCare Royalty Partners in exchange for a tiered, mid-single-digit royalty based on worldwide andexanet alfa sales

Fourth Quarter and Year-End Financial Results

Collaboration and license revenue earned under Portola’s collaboration and license agreements with Bristol-Myers Squibb Company and Pfizer, Bayer Pharma and Janssen Pharmaceuticals, Daiichi Sankyo and Dermavant Sciences was $13.7 million for the fourth quarter of 2016 compared with $4.4 million for the fourth quarter of 2015. Collaboration and license revenue for the year ended December 31, 2016, was $35.5 million compared with $12.1 million for the year ended December 31, 2015.

Total operating expenses for the fourth quarter of 2016 were $68.9 million compared with $70.7 million for the same period in 2015. Total operating expenses for the fourth quarter of 2016 included $7.9 million in stock-based compensation expense compared with $6.8 million for the same period in 2015. Total operating expenses for the year ended December 31, 2016, were $305.1 million compared with $239.2 million for 2015. Total operating expenses for the full year ended December 31, 2016, included $30.4 million in stock-based compensation expense compared with $22.9 million for 2015.

Research and development expenses for the fourth quarter of 2016 were $56.0 million compared with $59.8 million for the same period in 2015. Research and development expenses were $246.9 million for the year ended December 31, 2016, compared with $200.4 million for 2015. The increase in R&D expenses was primarily due to increased program costs to advance andexanet alfa of $64.7 million, including a $27.3 million one-time charge to write off certain prepaid manufacturing costs and increased program costs to support cerdulatinib and early research programs of $3.8 million, partially offset by decreased program costs related to betrixaban of $22.0 million following the completion of the APEX clinical trial enrollment.

Selling, general and administrative expenses for the fourth quarter of 2016 were $12.9 million compared with $10.9 million for the same period in 2015. Selling, general and administrative expenses for the year ended December 31, 2016, were $58.2 million compared with $38.9 million for 2015. The increase in SG&A expenses was primarily due to increased headcount-related costs, commercial launch preparation activities and business development-related costs, and costs associated with professional and accounting fees of $2.0 million.

For the fourth quarter of 2016, Portola reported a net loss of $53.8 million, or $0.95 net loss per share, compared with a net loss of $66.1 million, or $1.23 net loss per share, for the same period in 2015. Shares used to compute net loss per share attributable to common stockholders were 56.5 million for the fourth quarter of 2016 compared with 53.6 million for the same period in 2015. Net loss for the year ended December 31, 2016, was $269.0 million, or $4.76 net loss per share, compared with a net loss of $226.5 million, or $4.36 net loss per share, for the same period in 2015. Shares used to compute net loss per share attributable to common stockholders were 56.5 million for 2016 compared with 52.0 million for 2015.

Cash, cash equivalents and investments at December 31, 2016, totaled $318.8 million compared with cash, cash equivalents and investments of $460.2 million as of December 31, 2015.

2017 Annual Financial Guidance

For the fiscal year 2017, Portola expects total GAAP operating expenses to be between $323 million and $344 million. For the fiscal year 2017, Portola expects total pro-forma operating expenses to be between $290 million and $310 million, excluding stock-based compensation. These expenses will be primarily for manufacturing of both andexanet and betrixaban, support of ongoing clinical trials and preparation for the potential commercial launches of betrixaban and AndexXa.

Non-GAAP Financial Projection

This press release and the reconciliation table included herein include a non-GAAP projection of 2017 operating expenses, excluding stock-based compensation. A reconciliation to projected GAAP 2017 operating expenses is provided in the accompanying table entitled “Reconciliation of GAAP to Non-GAAP Projected Operating Expenses.” Portola management believes this non-GAAP information is useful for investors because it provides information about the Company’s ability to independently fund and advance its operations with existing capital resources. Share-based compensation is not an expense that requires cash settlement, and therefore, the Company excludes these charges for purposes of evaluating our ability to fund future operations.

Conference Call Details

The live conference call today, Tuesday, February 28, 2017, at 4:30 p.m. Eastern Time, can be accessed by phone by calling (844) 452-6828 from the United States and Canada or 1 (765)-507-2588 internationally and using the passcode 71935945. The webcast can be accessed live on the Investor Relations section of the Company’s website at http://investors.portola.com. It will be archived for 30 days following the call.

About Portola Pharmaceuticals, Inc.

Portola Pharmaceuticals is a biopharmaceutical company developing product candidates that could significantly advance the fields of thrombosis and other hematologic diseases. The Company is advancing three programs, including betrixaban, an oral, once-daily Factor Xa inhibitor; AndexXa™ (andexanet alfa), a recombinant protein designed to reverse the anticoagulant effect in patients treated with an oral or injectable Factor Xa inhibitor; and cerdulatinib, a Syk/JAK inhibitor in development to treat hematologic cancers. Portola’s partnered program is focused on developing selective Syk inhibitors for inflammatory conditions. For more information, visit www.portola.com and follow the Company on Twitter @Portola_Pharma.

Forward-looking Statements

Statements contained in this press release regarding matters that are not historical facts are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Because such statements are subject to risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements. Such statements include, but are not limited to, anticipated product approvals, the potential of our product candidates to advance the field of thrombosis and benefit patients and the timing of our regulatory events and statements regarding the timing and ability to achieve other milestones and events, including those described under the section “Recent Achievements, Upcoming Events and Milestones” and “2017 Annual Financial Guidance.” Risks that contribute to the uncertain nature of the forward-looking statements include: failure to obtain FDA and/or EMA approval for one or more of our product candidates, our expectation that we will incur losses for the foreseeable future and will need additional funds to finance our operations; the accuracy of our estimates regarding our ability to initiate and/or complete our clinical trials and the timing and expense of these trials; the results of our clinical trials related to the efficacy and safety of our product candidates; our potential inability to manufacture our product candidates on a commercial scale in a timely or cost-efficient manner; the accuracy of our estimates regarding expenses and capital requirements; our ability to successfully build a hospital-based sales force and commercial infrastructure; regulatory developments in the United States and foreign countries; our ability to obtain and maintain intellectual property protection for our product candidates; and our ability to retain key scientific or management personnel. These and other risks and uncertainties are described more fully in our most recent filings with the Securities and Exchange Commission, including our most recent quarterly report on Form 10-Q. All forward-looking statements contained in this press release speak only as of the date on which they were made. We undertake no obligation to update such statements to reflect events that occur or circumstances that exist after the date on which they were made.

# # #

Investor Contact:	Media Contact:
Ana Kapor	Julie Normart
Portola Pharmaceuticals	Pure Communications
ir@portola.com	jnormart@purecommunications.com
415.946.1087

Unaudited Condensed Consolidated Statements of Operations

(In thousands, except share and per share data)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2016	2015	2016	2015
Collaboration and license revenue	$13,693	$4,414	$35,504	$12,070
Operating expenses:
Research and development	56,032	59,814	246,854	200,376
Selling, general and administrative	12,861	10,881	58,235	38,869

Total operating expenses	68,893	70,695	305,089	239,245

Loss from operations	(55,200)	(66,281)	(269,585)	(227,175)
Interest and other income (expense), net	436	(190)	1,472	305

Loss before taxes	(54,764)	(66,471)	(268,113)	(226,870)
Income tax benefit	—	365	—	365

Net loss	(54,764)	(66,106)	(268,113)	(226,505)
Net income attributable to noncontrolling interest (SRX Cardio)	923	—	(930)	—

Net loss attributable to Portola	$(53,841)	$(66,106)	$(269,043)	$(226,505)

Net loss per share attributable to Portola common stockholders:
Basic and diluted	$(0.95)	$(1.23)	$(4.76)	$(4.36)

Shares used to compute net loss per share attributable to Portola common stockholders:
Basic and diluted	56,543,875	53,623,313	56,480,647	51,981,463

Consolidated Balance Sheet Data

(In thousands)

	December 31, 2016	December 31, 2015
	(Unaudited)
Cash, cash equivalents and investments	$318,771	$460,161
Receivables from collaborators	—	1,000
Prepaid research and development	7,299	16,976
Total current assets	328,928	465,577
Property and equipment, net	6,143	6,243
Intangible asset	3,151	3,151
Prepaid and other long-term assets	5,214	11,993
Total assets	343,436	502,924
Accounts payable	14,546	10,279
Accrued research and development	23,818	24,195
Accrued compensation and other liabilities	6,502	8,285
Deferred revenue (current portion and long-term)	45,763	27,016
Total current liabilities	65,664	51,146
Long term obligation to Collaborator	8,000	—
Notes payable, long-term	50,061	—
Total liabilities	150,747	72,601
Total stockholders’ equity	190,532	427,396
Noncontrolling interest (SRX Cardio)	2,157	2,927
Total stockholders’ equity	192,689	430,323
Total liabilities and stockholders’ equity	343,436	502,924

Reconciliation of GAAP to Non-GAAP Projected Operating Expenses

(In millions)

	Low	High
2017 Projected Operating Expenses-GAAP	$323	$344
Stock-based compensation expenses	33	34
2017 Projected Operating Expenses-Non-GAAP	290	310